UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 28, 2015

Emmaus Life Sciences, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-53072	41-2254389
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA 90503

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code  310-214-0065

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01              Entry into a Material Definitive Agreement

On December 28, 2015, Emmaus Life Sciences, Inc. (the “Company”) entered into a subscription agreement (the “Subscription Agreement”) with Korea Bio Medical Science Institute (the “Purchaser”), pursuant to which the Purchaser agreed to purchase the Company’s common stock, par value $0.001 per share (the “Shares”), for an initial aggregate principal amount of approximately $1.7 million at a price of $4.50 per share. Under the Subscription Agreement, the Company may issue up to an additional $38.3 million of Shares at a purchase price of $4.50 per share on or prior to April 6, 2016.  The foregoing summary of the terms of the Subscription Agreement is not complete and is subject to, and qualified in its entirety by Exhibit 10.1, which is incorporated herein by reference.

Pursuant to the terms of a subscription agreement, dated as of September 11, 2013 (the “2013 Subscription Agreement”) between the Company and the accredited investors parties thereto, each of the purchasers of units consisting of Shares and warrants to purchase Shares under the 2013 Subscription Agreement (each, a “Unit Purchaser”) is entitled to participation rights with respect to the issuance of the Notes pursuant to the terms of the 2013 Subscription Agreement (the “Participation Rights”).  The Participation Rights entitle each Unit Purchaser to purchase a percentage of the total Shares issued equal to such Unit Purchaser’s pro rata share of the outstanding Shares on a fully-diluted basis.  If any Unit Purchaser exercises its Participation Rights, the Company will be contractually obligated to issue additional Shares in accordance with the terms of the Participation Rights on the terms set forth in the Subscription Agreement.  There can be no assurance that any Unit Purchaser will exercise their Participation Rights or that any Shares will be issued to any Unit Purchasers.

Item 1.02              Termination of a Material Definitive Agreement

On December 29, 2015, the Company and CellSeed, Inc. (“CellSeed”) terminated that certain Joint Research and Development Agreement dated as of April 8, 2011 (the “Research Agreement”) as well as that certain Individual Agreement dated as of April 8, 2011 (the “Individual Agreement”).  Pursuant to the Individual Agreement, CellSeed granted the Company the exclusive right to manufacture, sell, market and distribute Cultured Autologous Oral Mucosal Epithelial Cell Sheet, or CAOMECS, for the treatment of corneal impairments in the United States, which we would be able to exercise only after receiving FDA marketing approval for the product, and agreed to disclose to the Company its accumulated information package for the joint development of CAOMECS. Under the Individual Agreement, the Company agreed to pay CellSeed $1.5 million, which it paid in February 2012. The technology acquired under the Individual Agreement is being used to support an ongoing research and development project.

Pursuant to the Research Agreement, the Company and CellSeed formed a relationship regarding the future research and development of cell sheet engineering regenerative medicine products, and the future commercialization of such products. Under the Research Agreement, as supplemented by the addendum, the Company agreed to pay CellSeed $8.5 million within 30 days of the completion of all of the following: (i) the execution of the Research Agreement; (ii) the execution of the Individual Agreement; and (iii) CellSeed’s delivery of the accumulated information package, as defined in the Research Agreement, to the Company and the Company providing written confirmation of its acceptance of the complete Package, which had not been completed as of the date of termination of the Research Agreement. The Company no longer has an obligation to pay the $8.5 million or any other amount under this terminated agreement.

The Company also owns a minority interest of less than 1% in CellSeed.

Item 3.02              Unregistered Sale of Equity Securities.

The information set forth in response to Item 1.01 of this Form 8-K is incorporated by reference in response to this Item 3.02. The Shares issued in connection with the Subscription Agreement were issued in reliance on the exemptions from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.  Each Purchaser represented to the Company that such Purchaser was an “accredited investor” as such term is defined under Regulation D, and the offering did not involve any form of general solicitation or general advertising.

Item 9.01	Financial Statements and Exhibits.

10.1	Form of Subscription Agreement, dated as of December 28, 2015.

10.2	Termination Agreement between Emmaus and CellSeed dated December 29, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMMAUS LIFE SCIENCES, INC.

Date: January 4, 2016

	By:	/s/ Peter Ludlum
	Name:	Peter Ludlum
	Title:	Chief Financial Officer